Exhibit 10.1

                     SUPPLEMENTAL DIRECTOR'S FEE AGREEMENT


          THIS SUPPLEMENTAL DIRECTOR'S FEE AGREEMENT (the "Agreement") is made as of March 27, 1995, by and between PHILLIP D. MATTHEWS, an individual (the "Director"), and WOLVERINE WORLD WIDE, INC., a Delaware corporation (the "Company").


                                R E C I T A L S:


          Director is an independent, non-employee director of the Company. Due to his unique and substantial experience in business, the Company desires that Director serve as Chairman of the Company's Board of Directors for a minimum period of two years, subject to his election to the Board of Directors by the shareholders of the Company. In connection with such service, the Company desires that Director commit a substantial amount of his time, efforts and attention to the affairs of the Company and make himself regularly available for consultation with the executive officers of the Company. In performing such services, the Company recognizes and anticipates that Director may be required to forego other business opportunities and reduce or eliminate his participation in other ventures with which he is currently or might become involved. The parties to this Agreement entered into a Supplemental Director's Fee Agreement on April 27, 1993 (the "Prior Agreement"). The parties have agreed to terminate the Prior Agreement pursuant to the terms provided in this Agreement. Director is willing and desires to serve as Chairman of the Company's Board of Directors on the terms set forth in this Agreement.

          ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:


          1. Service as Chairman. Director agrees to serve as Chairman of the Company's Board of Directors during the term of this Agreement. Director will serve in such position as an officer of the Board of Directors and not as an executive officer or employee of the Company. In connection with such service, Director agrees to assist in the overall management of the Company as the Chairman of the Board, and to perform such other services as the Board of Directors may reasonably request. Director agrees to devote such amounts of his time, efforts and attention to the affairs of the Company as may be required in his reasonable judgment to perform such services to the satisfaction of the Company's Board of Directors. Director agrees to make himself available on a regular basis for consultation with the Company's executive officers. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall guarantee or require or compel the Company or the Board of Directors to retain Director in the position of Chairman of the Board or otherwise infringe upon the unfettered right of the Board of Directors to elect or appoint any other person to the position of Chairman of the Board of Directors.


          2. Term; Renewal. The term of this Agreement shall be for a period commencing as of January 2, 1995, and ending on December 31, 1996. Unless the Company delivers written notice to the Director on or prior to December 1, 1996, or December 1 of any succeeding year during the term of this Agreement, of its intention not to renew the term of this Agreement for an additional one-year period, then this Agreement shall be automatically renewed for an additional one-year period on the same terms and conditions set forth in this Agreement.

          3. Compensation. In consideration of the extraordinary time, effort and attention Director has agreed to commit to the Company in connection with such service as Chairman of the Company's Board of Directors considerably above and beyond the time, effort and attention expected of other directors of the Company, the Company agrees to compensate Director as follows:

          (a) Retainer; Meeting Fees. The Company shall pay to Director the Company's standard retainer fee for service as a member of the Board of Directors as in effect from time to time as and when payable to all directors of the Company. The Company shall also pay to Director the standard fee for attendance at and participation in meetings of the Board of Directors as and when payable to all directors of the Company. Director shall not be entitled to compensation for attendance at meetings of committees of the Company's Board of Directors.

          (b) Additional Compensation. For calendar year 1995, the Company shall pay to Director a fee of Seventy-Five Thousand Dollars ($75,000), and for calendar year 1996, the Company shall pay to Director a fee of Fifty Thousand Dollars ($50,000). During any renewal term, Director's annual fee shall be in an amount agreed upon between Director and the Company in an amount not to exceed Fifty Thousand Dollars ($50,000). The annual fee for each year shall be paid in twelve (12) equal, monthly installments payable on the last day of each month.

          (c) Business Expenses. The Company shall pay or reimburse Director for actual and reasonable business expenses incurred by Director in connection with his service as Chairman of the Company's Board of Directors during the term of this Agreement and will also pay directly or reimburse Director for office, clerical and related expenses incurred by Director in connection with such service in an amount not to exceed Twelve Thousand Dollars ($12,000) for 1995 and Eight Thousand Dollars ($8,000) for 1996.

          (d) Restricted Stock Award. The Company shall grant to Director a restricted stock award for 10,000 shares of the Company's Common Stock, $1.00 par value (the "Restricted Stock"). The Restricted Stock shall vest according to the following schedule: 3,334 shares of the Restricted Stock shall vest on the date of the Restricted Stock Agreement; an additional 3,333 shares of the Restricted Stock shall vest on January 1, 1996; and the remaining 3,333 shares of Restricted


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     Stock shall vest on January 1, 1997.  The award of Restricted Stock to
     Director shall be evidenced by a written agreement containing such terms and conditions, consistent with this Agreement, as the members of the Compensation Committee of the Company's Board of Directors may determine, including forfeiture of the Restricted Stock in certain circumstances.

          4. Termination. This Agreement may be terminated by the Company or by Director as follows:

          (a) Discretionary Termination by Director. Director may terminate this Agreement at any time in Director's discretion, for any reason or without reason, upon sixty (60) days' advance written notice delivered to the Chief Executive Officer and the Chairman of the Compensation Committee of the Company's Board of Directors.

          (b) Termination by Company for Cause. The Company may terminate this Agreement immediately for Cause. "Cause" shall include, without limitation, Director's material breach of this Agreement; the willful and continued failure to perform his duties as provided in this Agreement; misappropriation of Company property; activities in aid of a competitor; dishonesty; conviction of a crime involving moral turpitude injurious to the Company; or removal from office by the stockholders of the Company as provided in the Delaware General Corporation Law, as such law may be amended.

          (c) Termination by Non-renewal. This Agreement will automatically terminate at the end of its term or the end of any one-year renewal term if the Company has provided the Director with the notice of non-renewal specified in Section 2 above.

          (d) Discretionary Termination by Company. The Company may terminate this Agreement at any time in its discretion, for any reason or without reason. Any termination of this Agreement by the Company, other than termination for Cause or by non-renewal, shall be deemed to have been a termination under this subsection.

          5. Compensation Upon Termination. The date on which any termination becomes effective is referenced in this Agreement as the "Termination Date." Upon any termination of this Agreement, Director shall be entitled to continue to receive the standard retainer fee and regular fees for attendance at meetings of the Board, plus additional fees for attendance at meetings of Board committees held after the Termination Date, if Director continues to be a director of the Company. In addition, Director shall be entitled to receive the compensation set forth below:

          (a) If the Agreement is terminated pursuant to Sections 4(a) or 4(b) above, Director shall be entitled to receive the additional compensation provided in Section 3(b) of this Agreement earned by Director through the Termination Date, prorated on the basis of a 365 day year, and reimbursement pursuant to Section 3(c) of all expenses incurred through the Termination Date.


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          (b)  If the Agreement is terminated pursuant to Section 4(d)
     above, except as provided in Section 6 below, Director shall be entitled to receive the full amount of the additional compensation provided in Section 3(b) of this Agreement, and reimbursement pursuant to Section 3(c) of all actual and reasonable expenses incurred through the Termination Date.

          6. Termination Following Change in Control. If this Agreement is terminated by the Company pursuant to Sections 4(c) or 4(d) following a Change in Control (as hereafter defined), Director shall be entitled to receive a lump sum payment in cash on the Termination Date of Fifty Thousand Dollars ($50,000). Director shall be entitled to receive the compensation provided in Section 3(b) prorated through the date he receives the lump sum payment provided above, and shall not be entitled to any compensation provided in Section 3(b) for the remaining term of this Agreement from and after such date. For purposes of this Agreement, a "Change in Control" shall mean any change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A issued under the Securities Exchange Act of 1934 (the "1934 Act"); provided, that without limitation a Change in Control shall have occurred for purposes of this Agreement if: (i) any "person" (as such term is defined in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then-outstanding securities; or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period.

          7. Entire Agreement; Termination of Prior Agreement. No Agreements or representations, oral or otherwise, express or implied, with respect to the matters covered by this Agreement have been made by either party which are not set forth expressly in this Agreement, and this Agreement supersedes any other agreements on the matters covered by this Agreement. The parties agree that the Prior Agreement is hereby terminated and canceled as of January 1, 1995.

          8. Amendment and Waiver. This Agreement has been authorized by the Company's Board of Directors. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in a writing specifically authorized by a written Board resolution, and signed by Director and by such director or officer as may be specifically designated by the Board of Directors of the Company in such resolution. No waiver by either party at any time of any breach or non-performance of this Agreement by the other party shall be deemed a waiver of any prior or subsequent breach or non-performance.

          9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability


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of any other provision of this Agreement, which will remain in full force and effect as if the invalid or unenforceable provision were absent from this Agreement.

          10. Binding Effect; Assignability. All of the terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and authorized assigns of the Company and Director. Neither the Company nor Director shall assign any of their respective rights or obligations under this Agreement to any other person, firm or corporation without the prior written consent of the other party.

          11. Notices. Notices to a party under this Agreement shall be in writing and shall be deemed to have been duly given if delivered, sent by certified or registered mail (postage prepaid), shipped and receipted by express courier service (charges prepaid), or mailed first class (postage prepaid), or transmitted by telecopier or similar facsimile transmitter:

          (a)  If to Director:

               Mr. Phillip D. Matthews
               1340 Oak View Avenue
               San Marino, California 91108
               Fax: (818) 577-4833

          (b)  If to the Company:

               Wolverine World Wide, Inc.
               9341 Courtland Drive, N.E.
               Rockford, Michigan 49351
               Attn: General Counsel
               Fax: (616) 866-0660

          12. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and the counterparts shall together constitute one and the same instrument.

          13. Governing Law. The validity, interpretation, and construction of this Agreement shall be governed by the laws of the State of Michigan as applicable to contracts made and to be performed in the State of Michigan, without regard to principles of conflicts of law.












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          IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first written above.


                                   WOLVERINE WORLD WIDE, INC.


                                   By s/ Daniel T. Carroll
                                      Daniel T. Carroll,
                                        Director and Chairman of the
                                        Compensation Committee of the Board
                                        of Directors

                                                                       "Company"


                                   s/ Phillip D. Matthews
                                   Phillip D. Matthews

                                                                      "Director"


































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